Exhibit 15

August 31, 2011

To the Board of Directors and Shareholders

of Limited Brands, Inc.:

We are aware of the incorporation by reference in the following Registration Statements of Limited Brands, Inc. and, with respect to the Registration Statement on Form S-3, in the related Prospectus of Limited Brands, Inc.:

Registration Statement (Form S-3 ASR No. 333-170406)

Registration Statement (Form S-4 No. 333-163026)

Registration Statement (Form S-8 No. 33-49871)

Registration Statement (Form S-8 No. 333-110465)

Registration Statement (Form S-8 No. 333-04927)

Registration Statement (Form S-8 No. 333-04941)

Registration Statement (Form S-8 No. 333-118407)

Registration Statement (Form S-8 No. 333-161841);

of our report dated August 31, 2011 relating to the unaudited consolidated interim financial statements of Limited Brands, Inc. and its subsidiaries that are included in its Form 10-Q for the quarter ended July 30, 2011.

/s/ Ernst & Young LLP

Columbus, Ohio